Exhibit 99.1
Harris Corporation Fourth Quarter Net Income Increases 60%;
Revenue Grows 14%
Company Raises Fiscal 2006 Earnings Guidance
MELBOURNE, Florida, July 27, 2005 — Harris Corporation (NYSE:HRS) today announced significant increases in revenue and income for the fourth quarter of fiscal year 2005 that ended July 1. Revenue in the fourth quarter increased 14 percent to $822 million, and net income increased 60 percent to $61.2 million. Earnings were $.44 per diluted share, compared to $.28 per diluted share in the prior-year quarter. Cash flow from operations during the fourth quarter was $150 million, versus $83 million during the prior-year quarter.
The company also increased its earnings-per-share guidance for fiscal year 2006 from previous guidance of $1.73 to $1.78 per diluted share to a range from $1.80 to $1.90 per diluted share, excluding the expected impact of charges related to cost-reduction actions (see notes to Tables 5 and 6 attached).
Total revenue for fiscal year 2005 increased by 19 percent to $3.0 billion, net income climbed 52 percent to $202.2 million, and earnings per diluted share increased to $1.46, compared to $.97 per diluted share in the prior year. Cash flow from operations for fiscal year 2005 was $301 million, compared to $270 million in the prior year.
“Harris fiscal year 2005 closed with a very strong quarter,” said Howard L. Lance, chairman, president, and chief executive officer. “The year produced improved performance in each of our businesses and record financial results. Our Government Communications segment achieved key wins on a number of important new programs, and we increased global market penetration in our tactical radio segment. Improving markets and persistent attention to lowering costs, combined with the introduction of new products, helped our commercial segments to deliver improved performance in 2005. We also completed two very successful acquisitions during the year, and both are making solid contributions.”
Government Communications Systems
Revenue in the Government Communications Systems segment was $461.7 million in the fourth quarter, a 6 percent increase compared to the year-ago quarter. Operating income increased 25 percent to $52.9 million, driven by excellent program execution.

Contributors to year-over-year revenue growth in the quarter included the $1 billion 10-year Patriot technical services program for the National Reconnaissance Office, the $2.2 billion 15-year Federal Aviation Administration (FAA) Telecommunications Infrastructure program, the $275 million FAA Mission Support Services contract, a $75 million three-year development contract for communications equipment for the U.S. Army Aerial Common Sensor program, a three-year potential $77 million program with the National Security Agency (NSA) to develop new systems for NSA analysts, and several classified programs. The segment also benefited from the July 2004 acquisition of the Orkand Corporation, which has been fully integrated into Harris Technical Services. During the fourth quarter, Harris successfully completed the Iraqi Media Network contract, as well as several classified programs.
New programs won during the fourth quarter included a 54-month $57 million follow-on contract with the FAA for its Weather and Advanced Radar Processing System, a $35 million contract with the FAA for communications systems upgrades, an $18 million contract to provide avionics for U.S. Navy F-18 aircraft, a potential $350 million program to provide tactical common data links for the U.S. Navy LAMPS helicopters, an $11 million contract to continue development of the radar payload for the Innovative Space Based Radar Antenna Technology (ISAT) program, and a major classified program.
RF Communications
Revenue in the RF Communications segment was $163.8 million, a 37 percent increase compared to the year-ago quarter. Revenue growth was strong with both U.S. and international customers. Orders were significantly greater than revenue in the quarter and totaled $642 million for the full fiscal year, a 54 percent increase over the prior year. Operating income in the quarter was $53.0 million, a 69 percent increase compared to the prior-year quarter. Improved margins resulted from operating leverage on higher sales.
Tactical radio demand from U.S. Department of Defense customers continues to be strong. Force modernization efforts have gained increasing momentum and funding. This initiative delivers enhanced command, control, and communications to more and smaller operating units.
Demand in international markets also remained strong. International revenue was driven by initial deliveries of Falcon® II radios to Pakistan, part of the $68 million contract awarded in the third quarter of fiscal 2005, and continuing shipments under the Bowman Tactical Radio Programme for the UK Ministry of Defence.

New domestic orders during the quarter included $50 million for high-frequency (HF) radios and $22 million for multiband radios to support the U.S. Army Modularity initiative, Army Reserve, and National Guard. Orders also included $19 million from the U.S. Marine Corps. New international orders included $16 million from Algeria, $7 million from Ethiopia, $4 million from the Republic of Georgia, $3 million from The Netherlands, and $3 million from Sweden.
Microwave Communications
Revenue in the Microwave Communications segment was $91.0 million, compared to $96.9 million in the prior-year quarter. The prior-year results benefited from the build-out of a large mobile telecom network for MTN Nigeria. Sequential revenue increased 22 percent compared to the third quarter of fiscal 2005. Orders in the fourth quarter were strong, totaling $106 million and exceeding sales in both North American and international markets. Operating income was $3.1 million, compared to a loss of $5.8 million in the year-ago quarter. The prior-year quarter included a charge of $7.3 million associated with cost-reduction actions. Gross margin improved in the quarter as a result of increased shipments of TRuepoint™, a new family of lower-cost microwave radios, and from higher sales in North America.
TRuepoint orders and shipments continued to accelerate during the quarter. Orders were $39 million, significantly greater than sales of $22 million. TRuepoint sales for fiscal year 2005 totaled $45 million.
Orders in North America in the quarter included large, ongoing network projects for the Federal Bureau of Investigation and a large defense contractor in support of an international communications project. Other customers placing significant orders in the quarter included the West Virginia Emergency Medical Services, the City of Seattle, and various mobile telecom service providers.
International market activity reflected an expanding customer base in the Middle East and Africa, higher sales in Europe, and continued strength in Latin America. Orders from several new channel partners, including IRTE in Italy, served to expand international presence even further. The largest-to-date order for TRuepoint 4000 and 5000 microwave radios was received in the quarter from Radiomovil, a new telecom service provider in Portugal. Other major orders included TRuepoint radios for Vee Networks, a growing Nigerian telecom operator, Loteny Telecom in the Ivory Coast, Onatel in Burkino Faso, Nextel in Mexico, and ZTE in the People’s Republic of China.

Broadcast Communications
Revenue in the Broadcast Communications segment was $114.6 million, compared to $89.1 million in the prior-year quarter. Operating income for the segment was $7.9 million for the quarter, compared to $3.9 million in the year-ago quarter. Fourth quarter 2005 results included Encoda Systems, which was acquired November 2004. Encoda has been integrated into the Software Systems business unit and is performing in line with management expectations.
Revenue drivers included increased sales in the U.S. of HD Radio™ transmission equipment. The rollout of HD Radio continues to gain momentum with 2,500 radio stations committed to begin their digital broadcasts during the next four years. U.S. digital television (HDTV) transmission equipment sales increased in the quarter as broadcasters moved to meet FCC deadlines for full-power transmission of digital signals. Revenue growth was partially offset by continuing international market softness for both analog and European-standard digital broadcast equipment and from declining sales of legacy automation systems as Harris transitions customers to its next-generation H-Class™ enterprise software platform.
Orders for the quarter included digital TV transmitters for Entravision Communications, two stations with the Quincy Newspapers Network, and for Gray Communications. Numerous HD Radio transmission orders were booked for National Public Radio (NPR) stations, Cox Communications, and Clear Channel Communications, among others. In addition, an HD transmitter agreement was signed for nine stations that are part of Entercom Communications, the nation’s fourth largest radio broadcaster. In the company’s Software Systems business, major orders were booked with Turner Broadcasting and Sony Corporation.
In the new Mobile Television market Beijing Radio selected Harris DAB transmitters to support its Digital Mobile Broadcasting (DMB) application.
To address ongoing international market weakness, and to further improve profitability, the company is planning to implement a series of cost-reduction actions in the first quarter of fiscal year 2006. European-standard transmitter production will be moved from the Huntingdon, UK facility to the company’s Quincy, Illinois, facility, creating a single global transmitter manufacturing operation for both U.S. and European-standard products. Radio console assembly and related products will be moved from the Mason, Ohio, facility to an outside supplier. New synergies from the Encoda Systems acquisition have also been identified, allowing for the elimination of additional staffing duplications. In total, these actions could to result in the elimination of 150-200 positions within the Broadcast division. Facility closure and relocation expenses, severance costs, and other charges associated with these actions could total approximately $27 million. Savings associated with these actions are expected to yield a two-year payback.
Outlook
The company increased earnings guidance for fiscal year 2006 from the previous range of $1.73 to $1.78 per diluted share, provided on June 9, 2005, to a range of $1.80 to $1.90 per diluted share. Revenue growth in fiscal year 2006 is expected to exceed 10 percent. “Our optimism for fiscal year 2006 reflects strong performance in the fourth quarter and increased expectations for revenue growth in each segment of the company,” Lance said. “Order rates and our opportunity pipeline remain very strong for Harris tactical radios, and we anticipate decisions on large contract opportunities at our Government Communications Systems business over the next several quarters. The Microwave division finished fiscal year 2005 with increased momentum, and initial success of the new TRuepoint radio will expand opportunities in both international and U.S. markets. In addition, cost reduction actions we are taking in our Broadcast division, combined with market synergies from Encoda Systems, new product introductions, and the continuing transition to digital transmission technology, give us optimism for increased contributions from this very exciting growth segment.”
Harris will host a conference call today at 5:00 p.m., Eastern Time, to discuss the above items. Interested individuals are invited to listen to the call by using a dial-in number: (719) 457-2617, access code: 5462377. The conference call also will be broadcast live via the Internet at http://www.harris.com. A replay of the teleconference will be available beginning at 8:00 p.m., Eastern Time, and will run until midnight, Eastern Time, on Wednesday, August 3. To access the replay, please call (719) 457-0820, access code: 5462377. A recording of the call will also be available on Harris’ website beginning at 7:00 p.m., Eastern Time on July 27.
Harris Corporation is an international communications technology company focused on providing assured communications™ products, systems and services for government and commercial customers. The company’s operating divisions serve markets for government communications, tactical radio, broadcast, and microwave systems. Harris provides systems and service to customers in more than 150 countries. Additional information about Harris Corporation is available at www.harris.com.
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the SEC, including fiscal 2006 earnings-per-share guidance excluding the impact of any facility shutdown, relocation expenses, severance costs, and other charges associated with the cost-reduction items planned to take in our Broadcast Communications segment. Management of Harris believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze Harris business trends and to better understand the company’s performance. In addition, the company may utilize non-GAAP financial measures as a guide in its forecasting, budgeting, and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.
Forward-Looking Statements
Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include but are not limited to: earnings guidance for fiscal 2006, the potential value of contract awards and potential contract awards, savings from cost-reduction actions and statements regarding outlook, including expected revenue growth. The Company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. The Company’s consolidated results and the forward-looking statements could be affected by many factors, including but not limited to: our participation in markets that are often subject to uncertain economic conditions which makes it difficult to estimate growth in our markets and, as a result, future income and expenditures; our dependence on the U.S. government for a significant portion of our revenues, as the loss of this relationship or a shift in U.S. government funding could have adverse consequences on our future business; potential changes in U.S. government or customer priorities due to program reviews or revisions to strategic objectives, including termination of or potential failure to fund U.S. government contracts; risks inherent with large long-term fixed-price contracts, particularly the ability to contain cost overruns; the performance of critical subcontractors or suppliers; financial and government and regulatory risks relating to international sales and operations, including fluctuations in foreign currency exchange rates and the effectiveness of our currency hedging program; our ability to continue to develop new products that achieve market acceptance; the consequences of future geo-political events, which may affect adversely the markets in which we operate, our ability to insure against risks, our operations or our profitability; strategic acquisitions and the risks and uncertainties related thereto, including our ability to manage and integrate acquired businesses; potential claims that we are infringing the intellectual property rights of third parties; the successful resolution of patent infringement claims and the ultimate outcome of other contingencies, litigation and legal matters; customer credit risk; the fair values of our portfolio of passive investments, which values are subject to significant price volatility or erosion; risks inherent in developing new technologies; the potential impact of hurricanes on our operations in Florida and the potential impact of earthquakes on our operations in California; the ability to recruit and retain qualified personnel; and general economic conditions in the markets in which we operate. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the SEC.

Harris disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Attachments: Financial Statements (six tables).
HD Radio™ is a trademark of iBiquity Digital Corporation.
# # #
Media inquiries: Tom Hausman at 321-727-9131, or tom.hausman@harris.com
Investor relations inquiries: Pamela Padgett at 321-727-9383, or pamela.padgett@harris.com
For additional information, contact Harris Corporation at webmaster@harris.com.

Table 1
HARRIS CORPORATION
FY’05 Fourth Quarter Summary
CONSOLIDATED STATEMENT OF INCOME

	Quarter Ended		Fiscal Year Ended
	July 1,	July 2,	July 1,	July 2,
	2005	2004	2005	2004
		(in millions, except per share amounts)
Revenue from product sales and services	$821.9	$722.8	$3,000.6	$2,518.6

Cost of product sales and services	(585.1)	(541.5)	(2,176.8)	(1,888.3)
Engineering, selling and administrative expenses	(141.4)	(124.8)	(502.6)	(421.0)
Non-operating income (loss)	(0.1)	(3.6)	(6.3)	(11.0)
Interest income	2.0	1.8	7.5	6.2
Interest expense	(5.9)	(6.0)	(24.0)	(24.5)

Income from continuing operations before income taxes	91.4	48.7	298.4	180.0
Income taxes	(30.2)	(15.6)	(96.2)	(54.3)

Income from continuing operations	61.2	33.1	202.2	125.7

Discontinued operations net of income taxes	—	5.1	—	7.1

Net income	$61.2	$38.2	$202.2	$132.8

Net Income Per Common Share[1]
Basic
Continuing operations	$.46	$.25	$1.52	$.95
Discontinued operations	—	.04	—	.05

	$.46	$.29	$1.52	$1.00

Diluted
Continuing operations	$.44	$.24	$1.46	$.92
Discontinued operations	—	.04	—	.05

	$.44	$.28	$1.46	$.97

Cash dividends paid per common share[1]	$.06	$.05	$.24	$.20
Average basic shares outstanding[1]	132.7	132.3	132.7	132.4
Average diluted shares outstanding[1]	141.1	140.6	141.3	140.3

1 Net income per share, cash dividends paid per share, and weighted average shares outstanding in all periods reflect a two-for-one stock split effected as a 100 percent stock dividend in March 2005.

Table 2
HARRIS CORPORATION
FY’05 Fourth Quarter Summary
BUSINESS SEGMENT INFORMATION

	Quarter Ended		Fiscal Year Ended
	July 1,	July 2,	July 1,	July 2,
	2005	2004	2005	2004
		(in millions)
Revenue
Government Communications Systems	$461.7	$435.4	$1,805.2	$1,506.1
RF Communications	163.8	119.5	537.1	430.4
Microwave Communications	91.0	96.9	320.2	329.8
Broadcast Communications	114.6	89.1	384.1	287.2
Corporate eliminations	(9.2)	(18.1)	(46.0)	(34.9)

	$821.9	$722.8	$3,000.6	$2,518.6

Income From Continuing Operations Before Income Taxes
Segment Operating Income (Loss):
Government Communications Systems	$52.9	$42.2	$203.4	$153.4
RF Communications	53.0	31.4	166.5	118.9
Microwave Communications	3.1	(5.8)	7.7	(12.1)
Broadcast Communications	7.9	3.9	18.1	8.1
Headquarters expense	(15.2)	(12.5)	(58.0)	(51.7)
Corporate eliminations	(6.3)	(2.7)	(16.5)	(7.3)
Non-operating income (loss)	(0.1)	(3.6)	(6.3)	(11.0)
Net interest	(3.9)	(4.2)	(16.5)	(18.3)

	$91.4	$48.7	$298.4	$180.0

Table 3
HARRIS CORPORATION
FY’05 Fourth Quarter Summary
CONSOLIDATED STATEMENT OF CASH FLOWS

	Fiscal Year Ended
	July 1,	July 2,
	2005	2004
	(in millions)
Operating Activities
Net income	$202.2	$132.8
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	71.4	55.1
Non-current deferred income tax	16.5	23.2
Gain on the sale of securities available for sale	3.7	(2.3)
Gain on the sale of the tools and test systems product line	—	(18.9)
(Increase) decrease in:
Accounts and notes receivable	2.7	(27.4)
Unbilled costs and inventories	(17.0)	46.7
Increase (decrease) in:
Accounts payable and accrued expenses	(3.5)	46.8
Advance payments and unearned income	(11.2)	22.6
Income taxes	28.1	(25.7)
Other	8.5	17.4

Net cash provided by operating activities	301.4	270.3

Investing Activities
Additions of plant and equipment	(75.0)	(66.4)
Cash paid for acquisition of businesses	(427.3)	—
Cash paid for strategic investments	—	(2.8)
Proceeds from the sale of securities available for sale	13.4	7.9
Proceeds from the sale of the tools and test systems product line	—	44.7

Net cash used in investing activities	(488.9)	(16.6)

Financing Activities
Proceeds from borrowings	126.5	6.6
Payments of borrowings	(134.9)	(30.2)
Proceeds from sale of Common Stock	33.4	37.0
Purchase of Common Stock for treasury	(56.4)	(56.5)
Cash dividends	(31.9)	(26.6)

Net cash used in financing activities	(63.3)	(69.7)

Effect of exchange rate changes on cash and cash equivalents	0.9	0.9

Net increase (decrease) in cash and cash equivalents	(249.9)	184.9
Cash and cash equivalents at beginning of year	627.5	442.6

Cash and cash equivalents at end of year	$377.6	$627.5

Table 4
HARRIS CORPORATION
FY’05 Fourth Quarter Summary
CONDENSED CONSOLIDATED BALANCE SHEET

	July 1,	July 2,
	2005	2004
	(in millions)
Assets
Cash and cash equivalents	$377.6	$627.5
Receivables	494.0	457.5
Unbilled costs and accrued earnings	119.7	111.1
Inventories	230.3	220.9
Current deferred income taxes	96.0	114.1
Income taxes receivable	—	6.6
Plant and equipment	307.8	283.3
Goodwill	569.9	223.3
Identifiable intangible assets	99.1	10.1
Non-current notes receivable	13.6	18.1
Other assets	149.4	153.3

	$2,457.4	$2,225.8

Liabilities and Shareholders’ Equity
Short-term debt	$4.2	$9.9
Accounts payable and accrued expenses	441.9	403.8
Advance payments and unearned income	139.0	129.1
Income taxes payable	5.1	—
Non-current deferred income taxes	26.7	2.8
Long-term debt	401.4	401.4
Shareholders’ equity	1,439.1	1,278.8

	$2,457.4	$2,225.8

HARRIS CORPORATION
FY’05 Fourth Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND REGULATION G DISCLOSURE
To supplement our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), we provide additional measures of segments’ operating income (loss), net income, and net income per diluted share adjusted to exclude certain costs, expenses, and gains and losses. Management of Harris believes that these non-GAAP financial measures provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionate positive or negative impact on results in any particular period. Management also believes that these non-GAAP measures enhance the ability of an investor to analyze trends in Harris’ business and to better understand our performance. In addition, the Company may utilize non-GAAP financial measures, as a guide in its forecasting, budgeting, and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

Table 5
HARRIS CORPORATION
FY’05 Fourth Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Consolidated Statement Of Income

	Quarter Ended July 1, 2005			Quarter Ended July 2, 2004
	As		Non-	As		Non-
	Reported	Adjustment	GAAP	Reported	Adjustment	GAAP
			(in millions, except per share amounts)
Revenue from product sales and services	$821.9	$—	$821.9	$722.8	$—	$722.8
Cost of product sales and services	(585.1)	—	(585.1)	(541.5)	—	(541.5)
Engineering, selling and administrative expenses (A)	(141.4)	—	(141.4)	(124.8)	7.3	(117.5)
Non-operating income (loss)	(0.1)	—	(0.1)	(3.6)	—	(3.6)
Interest income	2.0	—	2.0	1.8	—	1.8
Interest expense	(5.9)	—	(5.9)	(6.0)	—	(6.0)

Income from continuing operations before income taxes	91.4	—	91.4	48.7	7.3	56.0
Income taxes	(30.2)	—	(30.2)	(15.6)	(2.2)	(17.8)

Income from continuing operations	$61.2	$—	$61.2	$33.1	$5.1	$38.2

Income from continuing operations per diluted common share	$.44	$—	$.44	$.24	$.04	$.28

	Fiscal Year Ended July 1, 2005			Fiscal Year Ended July 2, 2004
	As		Non-	As		Non-
	Reported	Adjustment	GAAP	Reported	Adjustment	GAAP
			(in millions, except per share amounts)
Revenue from product sales and services	$3,000.6	$—	$3,000.6	$2,518.6	$—	$2,518.6
Cost of product sales and services (B)	(2,176.8)	4.8	(2,172.0)	(1,888.3)	—	(1,888.3)
Engineering, selling and administrative expenses (A)(C)	(502.6)	3.8	(498.8)	(421.0)	7.3	(413.7)
Non-operating income (loss)	(6.3)	—	(6.3)	(11.0)	—	(11.0)
Interest income	7.5	—	7.5	6.2	—	6.2
Interest expense	(24.0)	—	(24.0)	(24.5)	—	(24.5)

Income from continuing operations before income taxes	298.4	8.6	307.0	180.0	7.3	187.3
Income taxes	(96.2)	(1.6)	(97.8)	(54.3)	(2.2)	(56.5)

Income from continuing operations	$202.2	$7.0	$209.2	$125.7	$5.1	$130.8

Income from continuing operations per diluted common share	$1.46	$.05	$1.51	$.92	$.04	$.96

Table 6
HARRIS CORPORATION
FY’05 Fourth Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
BUSINESS SEGMENT INFORMATION

	Quarter Ended July 1, 2005			Quarter Ended July 2, 2004
	As		Non-	As		Non-
	Reported	Adjustment	GAAP	Reported	Adjustment	GAAP
			(in millions)
Revenue
Government Communications Systems	$461.7	$—	$461.7	$435.4	$—	$435.4
RF Communications	163.8	—	163.8	119.5	—	119.5
Microwave Communications	91.0	—	91.0	96.9	—	96.9
Broadcast Communications	114.6	—	114.6	89.1	—	89.1
Corporate eliminations	(9.2)	—	(9.2)	(18.1)	—	(18.1)

	$821.9	$—	$821.9	$722.8	$—	$722.8

Income From Continuing Operations Before Income Taxes
Segment Operating Income (Loss):
Government Communications Systems	$52.9	$—	$52.9	$42.2	$—	$42.2
RF Communications	53.0	—	53.0	31.4	—	31.4
Microwave Communications (D)	3.1	—	3.1	(5.8)	7.3	1.5
Broadcast Communications	7.9	—	7.9	3.9	—	3.9
Headquarters expense	(15.2)	—	(15.2)	(12.5)	—	(12.5)
Corporate eliminations	(6.3)	—	(6.3)	(2.7)	—	(2.7)
Non-operating income (loss)	(0.1)	—	(0.1)	(3.6)	—	(3.6)
Net interest	(3.9)	—	(3.9)	(4.2)	—	(4.2)

	$91.4	$—	$91.4	$48.7	$7.3	$56.0

	Fiscal Year Ended July 1, 2005			Fiscal Year Ended July 2, 2004
	As		Non-	As		Non-
	Reported	Adjustment	GAAP	Reported	Adjustment	GAAP
			(in millions)
Revenue
Government Communications Systems	$1,805.2	$—	$1,805.2	$1,506.1	$—	$1,506.1
RF Communications	537.1	—	537.1	430.4	—	430.4
Microwave Communications	320.2	—	320.2	329.8	—	329.8
Broadcast Communications	384.1	—	384.1	287.2	—	287.2
Corporate eliminations	(46.0)	—	(46.0)	(34.9)	—	(34.9)

	$3,000.6	$—	$3,000.6	$2,518.6	$—	$2,518.6

Income From Continuing Operations Before Income Taxes
Segment Operating Income (Loss):
Government Communications Systems	$203.4	$—	$203.4	$153.4	$—	$153.4
RF Communications	166.5	—	166.5	118.9	—	118.9
Microwave Communications (D)	7.7	—	7.7	(12.1)	7.3	(4.8)
Broadcast Communications (E)	18.1	8.6	26.7	8.1	—	8.1
Headquarters expense	(58.0)	—	(58.0)	(51.7)	—	(51.7)
Corporate eliminations	(16.5)	—	(16.5)	(7.3)	—	(7.3)
Non-operating income (loss)	(6.3)	—	(6.3)	(11.0)	—	(11.0)
Net interest	(16.5)	—	(16.5)	(18.3)	—	(18.3)

	$298.4	$8.6	$307.0	$180.0	$7.3	$187.3

HARRIS CORPORATION
FY’05 Fourth Quarter Summary
RECONCILIATION OF GAAP TO NON-GAAP MEASUREMENTS
Notes to tables 5 and 6:
Note A – Adjustments to engineering selling and administrative expenses for the year and quarter ended July 2, 2004, relate to severance, moving, and other costs associated with cost reduction actions aimed at reducing expenses in our Microwave Communications segment, including the consolidation of administrative and support functions at its Durham, North Carolina location and the production support of its TRuepoint™ microwave radio family in its San Antonio, Texas manufacturing facility ($7.3 million).
Note B – Adjustments to cost of product sales and services for the year ended July 1, 2005, relate to impairment losses on capitalized software development costs ($4.8 million) associated with our acquisition of Encoda Systems, Inc. The adjustments occurred during the second quarter.
Note C – Adjustments to engineering, selling and administrative expenses for the year ended July, 1, 2005, relate to the write-off of in-process research and development ($3.8 million) associated with our acquisition of Encoda Systems, Inc. The adjustments occurred during the second quarter.
Note D – Adjustments to Microwave Communications segment operating income (loss) for the year and quarter ended July 2, 2004, relate to the adjustments described above in Note A.
Note E – Adjustments to Broadcast Communications segment operating income for the year ended July 1, 2005, relate to the adjustments described above in Note B and Note C.
As noted in the release, the company raised its fiscal 2006 earnings guidance to a range of $1.80 to $1.90 per diluted share, excluding the impact of any facility shutdown, relocation expenses, severance costs and other charges associated with the cost reduction actions planned to take place in our Broadcast Communications segment. On a GAAP basis including such costs, the earnings guidance for fiscal 2006 is $1.65 to $1.75.